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                                                                EXHIBIT-99.B5(g)



                     NOTIFICATION OF ADDITIONAL PORTFOLIO


Zurich Kemper Investments, Inc., a Delaware corporation (the "Adviser"), pursuant to Paragraph 2 of the Sub-Advisory (Form 2 Series) Agreement ("Sub-Advisory Agreement") dated December 1, 1996 between the Adviser and Zurich Investment Management Limited, an English corporation (the "Sub-Adviser") hereby notifies the Sub-Adviser that it desires to retain the Sub- Adviser to render investment advisory and management services under the Sub-Advisory Agreement for the Blue Chip Portfolio of Investors Fund Series (formerly named Kemper Investors Fund), the sub-advisory fee for such services to be computed at the annual rate set forth in Appendix A hereto in accordance with Paragraph 3 of the Sub-Advisory Agreement.

Dated:     May 1, 1997


                                   ZURICH KEMPER INVESTMENTS, INC.

                                   By:_______________________________

                                   Title:____________________________
Attest:_______________________

Title: _______________________


Sub-Adviser, pursuant to said Paragraph 2 of the Sub-Advisory Agreement, hereby notifies the Adviser that it is willing to render the aforesaid services for the Blue Chip Portfolio for the sub-advisory fee described above and acknowledges that such Portfolio shall hereby become a "Portfolio" under the Sub-Advisory Agreement.


                                   ZURICH INVESTMENT MANAGEMENT LIMITED

                                   By:________________________________

                                   Title: ____________________________
Attest:______________________

Title: ______________________


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                                   APPENDIX A

                                SUB-ADVISORY FEE




          Portfolio                         Annual Rate
          ---------                         -----------

          Blue Chip                         .35 of 1%